Exhibit 23.2

BDO Seidman, LLP	330 Madison Avenue
Accountants and Consultants	New York, New York 10017
Telephone: (212) 885-8000
Fax: (212) 697-1299

Consent of BDO Seidman, LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Hill International, Inc. of our report dated February 28, 2006 (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) relating to the financial statements of Arpeggio Acquisition Corporation at December 31, 2005 and 2004, the year ended December 31, 2005, the period from April 2, 2004 (inception) to December 31, 2004, and the period from April 2, 2004 (inception) to December 31, 2005.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
November 10, 2006